SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
110 Maiden Lane, New York, NY		10005
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition and Disposition of Assets.

On December 21, 2005, we completed the acquisition of three office buildings from Allstate Insurance Company (“Allstate”), for an aggregate purchase price of $59.0 million. The purchase price was determined through arms length negotiations. The size and location of the three properties are summarized below.

Property Location	Approximate Rentable Square Feet
Charlotte, North Carolina	192,000
Roanoke, Virginia	166,000
Pittsburgh, Pennsylvania	19,500

Upon completion of the acquisition, we leased each of the properties back to Allstate pursuant to a long-term net lease (expiring in December 2015) that transfers substantially all of the property’s operating costs to Allstate. Since the aggregate purchase price of the properties is not more than 20% of our total assets as of the most recent audited balance sheet date (December 31, 2004), we are not required to file financial statements of Allstate as part of this Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

In connection with our acquisition of the Allstate properties discussed under Item 2.01 above, we issued approximately $41.7 million of mortgage debt secured by the Charlotte and Roanoke properties. The mortgage debt is summarized in the following table:

Face Amount of Mortgage Note (in thousands)	Interest Rate	Maturity Date	Balloon at Maturity (in thousands)
$41,725	5.68%	January 2016	$ 37,517

Debt service on the mortgage note is payable monthly. During an “interest-only” period of 36 months, only interest is payable on the note. We generally may not prepay the note, but we have the right to defease the note after a lockout period if certain conditions are satisfied. Defeasance generally allows us to have the lender’s lien on our assets released if we deposit with the lender an amount equal to the outstanding principal balance of the note plus any additional amounts necessary to purchase obligations that provide for payments equal to or greater than the payments required under the note.

The note is generally non-recourse to us but is secured by mortgages on the Charlotte and Roanoke properties and an assignment of the underlying leases and rents on those two properties. The note generally includes customary non-recourse exceptions for certain losses, damages or expenses to the lender, including those incurred as a result of the following:

•	waste to the mortgaged properties or damage to the mortgaged properties as a result of our actions or omissions;

•	the existence of hazardous substances or radon on the mortgaged property or the failure to comply with environmental laws or regulations with respect to the mortgaged property; and

•	fraud, willful misconduct or material misrepresentation committed by us or any person authorized to act on our behalf.

The note becomes fully recourse if we fail to comply with covenants prohibiting us from transferring or further encumbering the mortgaged properties.

The note is subject to customary events of default, including the failure to pay principal and/or interest on the note, our failure to comply with our obligations under the loan documents (subject to our right to remedy defaults that may be cured) or the determination that any representation or warranty made in the loan documents is false or misleading in any material respect. Upon such event of default, the note will, at the option of the payee, become immediately due and payable. In the event of such an acceleration, we will also be required to pay a prepayment premium to maintain the lender’s expected yield through the maturity date.

Item 9.01. Financial Statements and Exhibits.

(b) Pro forma financial information.

To be filed by amendment as soon as practicable, but not later than 71 days after the date that the initial report on Form 8-K must be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

Date: December 28, 2005	By:	/s/ Shawn P. Seale
Shawn P. Seale
Senior Vice President, Chief Financial Officer and Treasurer